SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL REAL ESTATE FUND, INC.
                             HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        1,247,884              6,195
    Davis                1,248,708              5,371
    Eucher               1,248,383              5,696
    Ferguson             1,248,556              5,523
    Gilbert              1,247,545              6,534
    Griswell             1,248,556              5,523
    Kimball              1,248,556              5,523
    Lukavsky             1,248,556              5,523

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         1,250,973             621                  2,485

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         1,244,056            7,417                 2,605

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         1,245,589            6,147                 2,343

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

       1,231,109        4,555        2,244          16,171